UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2022

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39245	84-3755666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Controller and Chief Accounting Officer

On March 23, 2022, the Board of Directors of Madison Square Garden Entertainment Corp. (the “Company”) appointed Courtney Zeppetella, 45, as Senior Vice President, Controller and Chief Accounting Officer of the Company effective May 2, 2022. Ms. Zeppetella will replace Joseph F. Yospe, 63, the Company’s current Senior Vice President, Controller and Principal Accounting Officer who is retiring from the Company.

Ms. Zeppetella will join the Company from KPMG LLP (“KPMG”), a U.S. professional services firm providing audit, tax and advisory services, where she most recently served as Partner in the audit practice. Ms. Zeppetella has not provided any services to the Company while at KPMG, and will be fully withdrawn from, and have no remaining financial interest in, the KPMG partnership prior to the effective date of her appointment on May 2, 2022. Ms. Zeppetella assumed her current Partner role in 2012 and was primarily responsible for the global coordination and execution of financial statement audits and audits of internal control over financial reporting for U.S. Securities and Exchange Commission (“SEC”) registrants. Ms. Zeppetella has substantial experience with SEC rules, U.S. generally accepted accounting principles, and Sarbanes-Oxley 404 internal controls.

Prior to her role as Audit Partner, Ms. Zeppetella served in numerous roles at KPMG.

Ms. Zeppetella, a certified public accountant, received her undergraduate degree in business administration from Siena College.

Employment Agreement with Courtney Zeppetella

In connection with Ms. Zeppetella’s appointment, Ms. Zeppetella and the Company entered into an employment agreement (the “Zeppetella Employment Agreement”) dated March 23, 2022, which contemplates Ms. Zeppetella’s employment commencing effective as of May 2, 2022 (the “Effective Date”) and expiring on May 2, 2025 (the “Scheduled Expiration Date”). The Zeppetella Employment Agreement provides for an annual base salary of not less than $550,000 and, commencing with the Company’s fiscal year starting July 1, 2022, an annual target bonus opportunity equal to 50% of annual base salary. Ms. Zeppetella will be eligible, subject to her continued employment by the Company, to participate, commencing with the Company’s fiscal year starting July 1, 2022, in future long-term incentive programs that are made available to similarly situated executives of the Company. It is expected that Ms. Zeppetella will receive one or more annual long-term awards with an aggregate target value of not less than $500,000. In addition, Ms. Zeppetella will be entitled to a one-time special cash payment of $200,000, paid within 30 days after the Effective Date (the “Special Cash Award”); provided that, if Ms. Zeppetella’s employment with the Company terminates prior to the first anniversary of the Effective Date as a result of (a) her resignation (other than for good reason (as defined in the Zeppetella Employment Agreement)) or (b) an involuntary termination by the Company for “cause” (as defined in the Zeppetella Employment Agreement), then Ms. Zeppetella will be required to refund to the Company the full amount of the Special Cash Award. Ms. Zeppetella will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to the Scheduled Expiration Date, Ms. Zeppetella’s employment with the Company is either terminated by the Company other than for “cause” (as defined in the Zeppetella Employment Agreement), or by Ms. Zeppetella for good reason (as defined in the Zeppetella Employment Agreement) and “cause” does not exist, then, subject to Ms. Zeppetella’s execution of a separation agreement with the Company, the Company will provide her with the following benefits and rights: (a) severance in an amount determined at the discretion of the Company, but in no event less than the sum of Ms. Zeppetella’s annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred.

The Zeppetella Employment Agreement contains certain covenants by Ms. Zeppetella including a non-competition covenant that restricts Ms. Zeppetella’s ability to engage in competitive activities until the first anniversary of a termination of her employment with the Company; provided that the non-competition covenant will not apply following a termination of Ms. Zeppetella’s employment either by the Company other than for “cause” or by Ms. Zeppetella for good reason (if “cause” does not then exist) if Ms. Zeppetella waives her entitlement to the severance benefits described above.

Item 9.01.	Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of March 23, 2022, between Madison Square Garden Entertainment Corp. and Courtney Zeppetella.†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
(Registrant)

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Secretary

Dated: March 29, 2022

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